EXHIBIT 2.3

                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                            AND RESTRICTIVE COVENANTS

         THIS AGREEMENT is made as of November 18, 1998, by and among INDIANA RESPIRATORY CARE, INC., an Indiana corporation, having its principal place of business at 5335 North Tacoma Avenue, Indianapolis, IN 46220 (the "SELLER" or the "CORPORATION"), J. BARD BEESLEY, the sole shareholder of Seller (the "SHAREHOLDER"), [and Shareholder's spouse, , if a community property state], INTEGRATED OF WESTCLIFF PARK, INC., a Delaware corporation (the "BUYER") and INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS").

                              W I T N E S S E T H :

         WHEREAS, Seller operates a home respiratory care and durable medical equipment business in the State of Indiana (the "BUSINESS"); and

         WHEREAS, Shareholder is the sole shareholder of the Seller; and

         WHEREAS, Buyer is a wholly owned subsidiary of IHS;

         WHEREAS, Seller wishes to transfer its business and substantially all of its assets to the Buyer in exchange for voting shares of IHS and a limited amount of cash in a transaction intended to qualify as a "reorganization" within the meaning of ss.368(a)(1)(c) of the Internal Revenue Code of 1986, as amended (the "CODE"), it being contemplated by the Seller and Buyer that the Seller will thereafter, as an integral part of the transaction, distribute the IHS shares to the Shareholder in compile liquidation of the Seller and dissolve, and Buyer also desires to acquire from Seller and Shareholder, and each of Seller and Shareholder desire to grant to Buyer, covenants not to compete and other restrictive covenants as described in paragraph 16 hereof (the "RESTRICTIVE COVENANTS"); and

         WHEREAS, the consent or approval of all persons necessary for the consummation of the transactions contemplated hereby has been obtained, including without limitation, all approvals of governmental authorities and parties to any contracts to be assigned to Buyer in connection herewith.

         NOW,  THEREFORE,  in  consideration  of the mutual  promises  contained
herein  and  for  other  good  and  valuable  consideration,   the  receipt  and
sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

         1.       Sale of Assets and Restrictive Covenants.

                  (a) The Assets. As of the Closing Date referred to below in paragraph 8, Seller shall be deemed to have sold, transferred, conveyed and assigned, free and clear of all liens, claims, security interests, pledges, restrictions on transfer or use and other encumbrances of any kind or nature whatsoever ("LIENS"), all of Seller' rights, title and interest in, to or under:



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                           (i)   Accounts   Receivable.   All  of  the  accounts
         receivable of the Business including, without limitation, all accounts receivable set forth on the Schedule of Accounts Receivable Data attached hereto as Schedule 1(a)(i); and

                           (ii) Inventory; Fixed Assets. All inventory and fixed assets of the Business, including, without limitation, all of the same set forth on the Schedule of Inventory and Fixed Assets attached hereto as Schedule 1(a)(ii); and

                           (iii) Motor Vehicles. Except as set forth below, all motor vehicles of the Business, including without limitation, all of the same set forth on the Schedule of Motor Vehicles attached hereto as
         Schedule 1(a)(iii); and

                           (iv) Other Assets. All other assets of any kind, tangible or intangible, real, personal or mixed, owned and used or held for use by Seller in connection with the Business, including, without limitation, all of the following: (A) the Patients' List of the Business, as described in Schedule 1(a)(iv)(A); (B) the telephone numbers listed on the Schedule of Telephone Numbers and Licenses attached hereto as Schedule 1(a)(iv)(B); (C) all personal property, machinery and equipment including, but not limited to, the equipment as set forth on Schedule 1(a)(iv) attached hereto; (D) all of Seller's prepaid assets; (E) rights under contracts, agreements, including, without limitation, franchise agreements, and instruments; (F) any Assets used in the operation of the Business, but not owned by the Seller; and (G) all intangible rights of Seller of every kind and description used in, or held for use in connection with, the operation of the Business, including, without limitation, all intangible assets, and to the extent permitted by applicable law, all licenses, permits and authorizations.

                  (b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and Seller shall not be deemed to have sold, transferred, conveyed or assigned the following assets to Buyer: Seller's real property located at 6349 Cardinal Lane, Indianapolis, IN 46220, two leased 1998 Chevrolet Blazers, cash on hand and an anticipated tax refund in the amount of approximately $30,000, Certificate of Incorporation, qualification to do business in any jurisdiction, taxpayer identification number, minute books, stock transfer records and other documents related specifically to Seller's corporate organization and maintenance (collectively, "EXCLUDED ASSETS").

                  (c) Restrictive Covenants. Pursuant to paragraph 17 hereof, each of Seller and Shareholder is granting to Buyer the Restrictive Covenants.

         2.       Purchase Price; Method of Payment.

                  (a) Purchase Price. The aggregate "PURCHASE PRICE" for the Assets and the Restrictive Covenants shall be One Million Two Hundred Thousand Dollars ($1,200,000). The Purchase Price shall be allocated among the Assets and the Restrictive Covenants in the manner set forth on the Allocation Schedule attached hereto as Schedule 2(a), and the parties hereto expressly consent to the allocation stated therein.

                  (b) Method of Payment. At the Closing (as defined in paragraph
9), Buyer shall pay, disburse, and deliver the Purchase Price as follows:

                           (i) by delivery of shares of common stock, $.001 par value, of IHS ("IHS SHARES" or "IHS STOCK") having a value equal to Fifty Thousand Dollars ($50,000) using the Trade Price (as such term is defined in paragraph 7(a) to value such shares (the "GENERAL ESCROW



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         AMOUNT" or "ESCROW  FUND") and IHS Shares  having a value  equal to Two
         Hundred Thousand Dollars ($200,000) using the Trade Price to value such shares (the "CLAW-BACK AMOUNT") (the General Escrow Amount, the Claw-back Amount, and all accrued interest and income earned thereon shall be referred to as the "ESCROW FUND") to CoreStates Bank, N.A. as escrow agent ("ESCROW AGENT"), to be held by Escrow Agent during the Escrow Period (as defined in paragraph 6(d), below) pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit 2(b)(i)-A (the "ESCROW AGREEMENT") pursuant to which, among other things, the Escrow Agent shall acknowledge that it is holding the Escrow Shares as the agent of Buyer pursuant to the Stock Pledge Agreement in the form of Exhibit 2(b)(i)-B hereto (the "STOCK PLEDGE AGREEMENT"). The entire Escrow Fund shall be subject to the provisions of paragraphs 6 and 18 hereof.

                           (ii) $200,000 in cash, shall be paid and delivered to the "PAYING AGENT" designated by Seller (and reasonably satisfactory to Buyer), to be held and administered pursuant to the "PAYMENT ESCROW AGREEMENT" attached hereto as Exhibit 2(b)(ii); and

                           (iii) by delivery of IHS Shares having a value equal to Forty Thousand Dollars ($40,000) using the Trade Price to value such shares (the "INITIAL BROKER'S FEE") on behalf of Seller, to Strausser, Inc. (the "BROKER"), in satisfaction of all fees and compensation due to the Broker at Closing in connection with the transactions contemplated by this Agreement. Buyer shall also pay to Broker on behalf of Seller an additional two percent (2%) of any portion of the Claw- back Amount upon its release to Seller; and any such payment shall be credited against the amount of the Claw-back Amount payable to Seller. Seller represents and warrants to Buyer that the Broker has acted as Seller's representative and broker in connection with the transactions contemplated by this Agreement, and authorizes and directs Buyer to withhold such sums from the Purchase Price and disburse such sums directly to the Broker.

                           (iv) by delivery of IHS Shares having a value equal to Seven Hundred Ten Thousand Dollars ($710,000) using the Trade Price to value such shares (the balance of the Purchase Price) shall be paid to Seller.

                  (c) Other Obligations. From and after the Closing Date, the Seller will not engage in any business, will promptly liquidate and dissolve as a corporation and will distribute the IHS Stock received pursuant to this paragraph 2 to the Shareholder in complete cancellation and redemption of the Seller's IHS Shares.

         3. Purchase Price Adjustment. The parties acknowledge that the Purchase Price was determined using a multiple of the expected Annual Operating Profit (as hereinafter defined) of the Business after the Closing, and such expected Annual Operating Profit was based upon the Seller's best good faith estimate thereof. Accordingly, if the average Annual Operating Profit during the period commencing on December 1, 1998 and ending November 30, 2000 (the "APPLICABLE PERIOD") shall be less than $300,000, then the Buyer shall be entitled to receive an amount from the Seller equal to five times (5x) the amount of such deficiency (the "CLAW-BACK PAYMENT"); provided that the Claw-back Payment shall not exceed the amount of the Claw-back Amount. For purposes hereof, the term "ANNUAL OPERATING PROFIT" shall be determined as set forth on Exhibit 3 attached hereto.

         The parties further acknowledge that they have used their best efforts to determine that the Purchase Price is consistent with the fair market value of the Business and its assets as of the Closing, based in part on the projected future revenues of the Business. The foregoing provisions of this paragraph 3 are intended solely to adjust the Purchase Price, if necessary, to reflect fair market value and not to induce Seller or the Shareholder to refer or influence the referral of any prospective client, customer or patient (collectively, "PROSPECTIVE PATIENTS") to the Business or to recommend the Business to any Prospective Patients. Accordingly, (i) prior to the Closing, Seller and the Shareholders shall not engage in any marketing activities



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(including  any  direct  solicitation  of  Prospective  Patients)  except in the ordinary and usual course of conducting the Business, consistent with lawful past practices, and (ii) after the Closing, Seller and Shareholders shall not take any action, directly or indirectly, to induce any Prospective Patients to become patients of the Business.

         4. Indemnity Against Creditors Claims; No Assumption of Liabilities. Seller has requested that Buyer waive the requirements of the bulk sales and transfer laws of the State of Indiana. Seller and Shareholder agree to indemnify Buyer and save and hold Buyer harmless against all Damages (as defined in paragraph 16(c)) arising out of any claims made by creditors (including, without limitation, any Federal, state or local taxing authority) of Seller that relate to the Business, or that arise out of the failure to comply with any of such laws.

         5.       Closing Date Liabilities.

                  (a) Seller and Shareholder represent and warrant that, to the best of Seller's and Shareholder's knowledge and belief after diligent inquiry, all of Seller's liabilities, as of the Closing Date are listed on the Schedule of Liabilities attached hereto as Schedule 5(a) the "LISTED LIABILITIES"). For purposes of this Agreement "LIABILITIES" shall mean and include all claims, lawsuits, liabilities, obligations or debts of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, whether or not asserted as of the date hereof, and whether or not of a type which would be reflected as a liability on a balance sheet (including, without limitation, federal, state and local taxes of any nature) in accordance with generally accepted accounting principles, consistently applied ("GAAP"), including without limitation, any liabilities relating to any Excluded Assets, malpractice or other tort claims, claims for breach of contract, any claims of any kind asserted by patients, former patients, employees and former employees of Seller or any other party that are based on acts or omissions by Seller occurring on or before the Closing Date, amounts due or that may become due in connection with the participation of Seller in the Medicare or Medicaid programs or due to any other health care reimbursement or payment intermediary, or that may be due by Seller to any other third party payor, accounts payable, notes payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, and contractual obligations. Seller and Shareholder acknowledge that the Purchase Price for the Assets is based on the accuracy of Seller's and Shareholder's representations and warranties contained in this Agreement, including, but not limited to, Seller's and Shareholder's representations and warranties contained in this paragraph 5(a). Without limiting the generality of the foregoing, Buyer will not assume any, and Seller shall remain liable for each, liability of Seller arising out of any facts, circumstances, matter or occurrences existing on or prior to the Closing Date (whether or not known) ("CLOSING DATE LIABILITIES").

                  (b) Without limiting the generality of the provisions of subparagraph (a) above, Buyer shall not assume the Contracts (as hereinafter defined in paragraph 14(b)), if any, set forth on Schedule 5(b), or any liabilities with respect thereto, and shall not, in any case, assume any liabilities under any Contracts (whether or not such Contracts are assumed by Buyer) to the extent such liabilities arise out of facts or circumstances in existence, or obligations to be satisfied, on or prior to the Closing Date.



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         6.       Right of Offset Against the Escrow Fund.

                  (a)      Event of Deficiency.  If:

                           (i) Buyer pays for any Closing Date Liabilities, then Seller and Shareholder shall jointly and severally reimburse Buyer for such payment (a "LIABILITIES DEFICIENCY"); or

                           (ii) the aggregate value of the Corporation's collectible accounts receivable as of the Closing Date is determined to be less than $215,000 as determined by actual net cash collections of such receivables during the 365-day period immediately following the Closing Date, then Seller and Shareholder, jointly and severally, shall pay to Buyer the amount of such deficiency ("ASSET VALUE DEFICIENCY"); or

                           (iii) Buyer is entitled to any payment pursuant to paragraph 3 above (an "ADJUSTMENT CLAIM"); or

                           (iv) Buyer shall be entitled to be indemnified for any Damages pursuant to this Agreement ("INDEMNIFICATION CLAIMS", and together with any Liabilities Deficiencies and Asset Value Deficiencies, and Adjustment Claims, collectively "CLAIMS" and each, a "CLAIM") provided, however, that Seller's indemnification obligations arising from any Asset Value Deficiencies and Adjustment Claims shall not exceed the lesser of the value of the balance of shares held in escrow or $250,000;

then, and in any of such events, Buyer may provide written notice to Seller of the Claim, in which case Buyer shall be entitled to recover the amount of such Claim in accordance with the following procedure.

                  (b) Procedure if Seller Fails to Pay. If Seller fails to pay any Claim in full to Buyer within ten (10) days from the date of such written notice (said ten (10) day period hereinafter referred to as the "NOTICE PERIOD"), Buyer shall have the right to make offset against the Escrow Fund, in accordance with the terms and conditions of the Escrow Agreement, in amounts from time to time equal to the amount of such Claim (subject, however, in the case of a "DISPUTE", to the provisions of paragraph 16 hereof applicable thereto), and Seller agrees to any such offset. Buyer's right to proceed against the Escrow Fund shall not be exclusive of any other rights or remedies that it may have under this Agreement, law, equity or otherwise.

                  (c) Escrow Costs. The fees of the Escrow Agent shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

                  (d)  Escrow Period.

                       (i) The "ESCROW PERIOD" shall terminate on the date that is ninety (90) days after the second anniversary of the Closing Date.

                       (ii) To the extent funds remain in the Escrow Fund:

                            (A) an  amount  equal  to  (x)  the  General  Escrow
Amount, less (y) the amount of any Asset Value Deficiencies, Indemnification Claims and Liabilities Deficiencies Claims claimed pursuant to paragraph 6(a) above, shall be paid to Seller on the first anniversary of the Closing Date; and



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                            (B)  The  balance,   if  any,  of  the  Escrow  Fund
remaining (the "REMAINING ESCROW FUNDS") at the close of business on the last day of the Escrow Period, shall be disbursed to Seller within fifteen (15) days after the last day of the Escrow Period.

                       (iii) Notwithstanding anything to the contrary contained in this subparagraph (d), if any Claim made by Buyer is in dispute at the time that any amounts are otherwise to be disbursed to Seller, then there shall be withheld from such amount to be disbursed and there shall be retained in the Escrow Fund, an amount such that there will be remaining in the Escrow Fund at least twice the amount of the Claim asserted by Buyer until the final settlement of such Claim or Claims.

                       (iv) Any interest accruing or income earned on any portion of the Escrow Fund shall be paid to the party receiving such portion of the Escrow Fund.

         7. IHS Stock. The Purchase Price shall be payable by means of the delivery of IHS Shares in accordance with the following:

            (a) Share Value. The number of IHS Shares issuable at Closing (the "CLOSING DATE SHARE COUNT") shall be calculated based upon a price per share of such stock equal to the average closing New York Stock Exchange ("NYSE") price of such stock for the thirty (30) trading day period ending on the date that is two (2) business days immediately preceding the Closing Date (the "TRADE PRICE").

            (b) Registration Rights. IHS will prepare and use its reasonable commercial efforts to cause to be filed within one-hundred and twenty (120) days following the Closing Date, and will use its reasonable commercial efforts to have declared effective by the Securities and Exchange Commission (the "COMMISSION"), a registration statement for the registration of the IHS Shares issued to the Seller or Shareholder in connection with this transaction, including the shares, if any, issuable as a share adjustment pursuant to paragraph 7(c), under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and IHS shall maintain the effectiveness of each such registration statement for a period of one (1) year following the date it became effective (the "REGISTRATION DATE"), except to the extent that an exemption from registration may be available.

            (c) If the value of the IHS Shares (that have not previously been transferred by the Seller) on the date that is two (2) trading days prior to the Registration Date is more than $2.00 per share less than the Trade Price, then IHS will issue an additional number of shares to Seller that would increase the total number of shares issued to Seller to be equivalent to the number of IHS Shares that Seller would have received had the price per share been no more than $2.00 less per share than the Trade Price ("FLOOR PRICE"). Buyer shall promptly deliver to Seller the number of IHS Shares as required hereunder. If the value of the IHS Shares on the Registration Date is equivalent to or greater than the Floor Price, Seller shall not be required to return any IHS Shares previously delivered by Buyer.

            (d) Registration Expenses. Seller and the Shareholder shall not be responsible for, and IHS shall bear, all of the reasonable expenses of IHS related to such registration including, without limitation, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Shares and the costs and expenses (including fees and disbursements of its counsel) incurred in connection with the qualification of IHS Shares under the Blue Sky laws of various jurisdictions. IHS, however, shall not be required to pay underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of any Shareholder's or any transferee's failure to comply with its obligations under this Section 7.



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            (e)   Resale Limitations.  The Shareholder hereby covenants with IHS that all sales by the Shareholder shall be effected solely through A.G. Edwards.

            (f)   Registration   Procedures,   etc.  In   connection   with  the
registration rights granted to the Shareholder with respect to the IHS Shares as provided in this Section 7, IHS covenants and agrees as follows:

                  (i) IHS will promptly notify the Shareholder, at any time when a prospectus relating to a registration statement under this Section 7 is required to be delivered under the Securities Act, of the happening of any event known to IHS as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                  (ii) IHS shall furnish the Shareholder with such number of prospectuses as shall reasonably be requested.

                  (iii) IHS shall take all necessary action which may be required in qualifying or registering IHS Shares included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Shareholder, provided that IHS shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction.

                  (iv) The information included or incorporated by reference in the registration statement filed pursuant to this Section 7 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. IHS shall indemnify the Shareholder, his successors and assigns, and each person, if any, who controls the Shareholder within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACt"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement executed by IHS or based upon written information furnished by IHS filed in any jurisdiction in order to qualify IHS Shares under the securities laws thereof or filed with the Commission, any state securities commission or agency, NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to IHS by the Seller or Shareholder expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Shareholder in respect of which indemnity may be sought against IHS pursuant to this subparagraph 7(f)(iv), such Shareholder shall within thirty (30) days after the receipt thereby of a summons or complaint, notify IHS in writing of the institution of such action and IHS shall assume the defense of such actions, including the employment and payment of reasonable fees and expenses of counsel (reasonably satisfactory such Shareholder). The Shareholder shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Shareholder unless (A) the employment of such counsel shall have been authorized in writing by



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         IHS in connection with the defense of such action, or (B) IHS shall not have employed counsel to have charge of the defense of such action,  or
         (C) such indemnified party or parties shall have reasonably concluded (after notice to IHS) that there may be defenses available to him or them which are different from or additional to those available to IHS (in which case, IHS shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Shareholder and such controlling persons shall be borne by IHS.

                  (v) The Shareholder, and his successors and assigns, shall indemnify IHS, its officers and directors and each person, if any, who controls IHS within the meaning of ss.15 of the Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising from information furnished by or on behalf of such Shareholder, or his successors or assigns for specific inclusion in such registration statement.

            (g) Notice of Sale.  If the  Shareholder  desires to transfer all or any IHS Shares, he will deliver prior written notice to IHS, describing in reasonable detail his intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Shareholder will sell the IHS Shares in compliance with the disclosure therein and discontinue any offers and sales thereunder upon notice from IHS that the registration statement relating to the IHS Stock being transferred is not "current" until IHS gives further notice that offers and sales may be recommenced. In the event of any such notice from IHS, IHS agrees to use it reasonable commercial efforts to file expeditiously such amendments to the registration statement as may be necessary to bring it current during the period specified in Section 7(b) and to give prompt notice to the Shareholder when the registration statement has again become current. If the Shareholder delivers to IHS an opinion of counsel reasonably acceptable to IHS and its counsel and to the effect that the proposed transfer of IHS Shares may be made without registration under the Securities Act, the Shareholder will be entitled to transfer IHS Shares in accordance with the terms of the notice and opinion of their counsel.

            (h) Furnish Information. It shall be a condition precedent to the obligations of IHS to take any action pursuant to this Section 7 that the Shareholder shall furnish to IHS such information regarding himself, the IHS Shares held by him, and the intended method of disposition of such securities as shall be required to effect the registration of his IHS Shares. In that connection, each transferee of the Shareholder shall be required to represent to IHS that all such information which is given is both complete and accurate in all material respects. Such Shareholder shall deliver to IHS a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify IHS at any time when a prospectus relating to a registration statement covering such transferee's shares under this Section 7 is required to be delivered under the Securities Act, of the happening of any event known to such transferee as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing.

            (i) Investment Representations. The Shareholder and Seller represent and warrant to IHS that the IHS Shares being issued hereunder are being acquired, and will be acquired, by the Shareholder for investment for his own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law; the Shareholder acknowledges that the IHS Shares constitute restricted securities under Rule 144 promulgated by the

Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Shareholder agrees that no IHS Shares may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Shareholder has the knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the investment, and is able to bear the economic risk of such investment. The
Shareholder has had the opportunity to make inquiries of and obtain from representatives and employees of IHS such other information about IHS as he deems necessary in connection with such investment.

            (j) Legend. It is understood that the certificates evidencing the IHS Shares shall bear a legend substantially as follows:

                THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

            (k) Certain Transferees. Prior to the effective date of registration of the IHS Shares, the Shareholder shall not transfer any shares of IHS Shares to any person or entity except as expressly permitted by this Agreement and unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Shareholder under this Section 7.

         8. Employees. It is expressly understood and agreed that Buyer's purchase of the Assets does not involve any undertaking on the part of Buyer to retain any of the employees of the Seller, although Buyer shall have the right to offer employment to any such employees. Seller shall remain fully responsible for any severance, benefits, costs or liabilities arising out of the termination by Seller of any of its employees, all of which liabilities shall constitute Closing Date Liabilities. Seller shall also remain fully responsible for any benefits, costs or liabilities incurred or accrued prior to Closing with respect to each employee retained by Buyer.

         9. Closing Date. The consummation of the transactions contemplated by this Agreement is occurring concurrently herewith and is sometimes referred to as the "CLOSING", and the date on which such consummation occurs, including, without limitation, the execution and delivery of this Agreement by each of the parties hereto, is sometimes referred to as the "CLOSING DATE".

         10. Asset Condition and Quality. Seller and Shareholder, jointly and severally, represent, warrant and covenant that, as of the Closing Date, all physical Assets of Seller are free of defects and in good working order, condition and repair, except for ordinary wear and tear, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws.

         11. Instruments of Conveyance and Transfer.  At the Closing:

             (a) Seller will deliver to Buyer such bills of sale, assignments, motor vehicle certificates of title, and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets to Buyer as of the Closing Date, such documents to contain full warranties of title, and which documents shall be effective to vest in Buyer good, absolute, and marketable title to the Assets of the Business being transferred to Buyer by Seller, free and clear of all Liens.

             (b) Simultaneously with such delivery, Seller will take all steps as may be requisite to put Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

             (c) Seller  will  deliver to Buyer an  opinion,  dated the  Closing
Date, of its counsel,  in  substantially  the form  attached  hereto as Schedule
11(c).

             (d) Seller will deliver a certificate of its Secretary or other officer certifying as of the Closing Date a copy of resolutions of its board of directors and, if applicable, its stockholders, authorizing the execution, delivery and full performance of this Agreement and the Transaction Documents (as defined in paragraph 14(a) below), and the incumbency of its officers.

         12. Sales and Transfer Taxes; Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on Seller or Buyer, shall be borne by Seller.

         13. Restrictions on Operations of Seller. Seller and Shareholder, jointly and severally, represent, warrant and covenant that, except as expressly disclosed on Schedules hereto, since the most recent Financial Statement Date referred to in paragraph 14(o) below, through the Closing Date, there has been no material adverse change in the condition (financial or otherwise) or prospects of the Seller or the Business, and Seller has not:

             (i) sold, assigned or transferred any Assets, except in the ordinary course of business, consistent with past practice;

             (ii) subjected any Assets to any Liens;

             (iii) entered into any contract or transaction binding the Business other than contracts or transactions entered into in the ordinary course of business, consistent with past practice;

             (iv) incurred any liabilities or indebtedness other than in the ordinary course of business, consistent with past practice;

             (v) except in the ordinary course of business, consistent with past practice, or otherwise to comply with any applicable minimum wage law, paid any bonuses, increased the salaries or other compensation of any of its employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled;

             (vi) discharged or satisfied any Lien or encumbrance, or satisfied, paid or prepaid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities, the failure to pay or discharge of which has caused or may cause any actual damage or risk of loss to the Corporation or the Assets;

             (vii) failed to collect any accounts receivable in the ordinary course of business, consistent with past practice;

             (viii) changed any of the accounting principles followed by it or the methods of applying such principles;

             (ix) canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business, consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

             (x) issued any capital stock, or declared or paid or set aside or reserved any amounts for payment of any dividend or other distribution in respect of any equity interest or other securities, or redeemed or repurchased any of its capital stock or other securities, or made any payment to any of its affiliates except for payments of compensation in the ordinary course of business, consistent with past practice and disclosed to Buyer as such;

             (xi) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority (as such term in defined in paragraph 13(d) below) relating to it or its property or received any threat thereof; or

             (xii) entered into any material transaction other than in the ordinary course of business, consistent with past practice.

         14. Representations and Warranties by Seller and Shareholder. As a material inducement to Buyer to execute and perform its obligations under this Agreement, Seller and Shareholder hereby, jointly and severally, represent and warrant to Buyer as follows as of the Closing Date:

             (a) Organization of Seller; Enforceability.

                 (i) Seller is a corporation, organized, and in good standing, respectively, in the State of Indiana, and is qualified to do business and is in good standing in each other State where the nature of its business or the assets held by it requires such qualification, and has requisite corporate power and authority to carry on its Business as presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. Each of this Agreement and each agreement, instrument, certificate and document in connection with this Agreement or the transactions contemplated hereby ("TRANSACTION DOCUMENTS") constitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its respective terms. Seller does not have any subsidiaries.

                 (ii) This Agreement and each Transaction Document to which Shareholder is a party constitutes the legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with its terms.

            (b) Consents. No authorization, consent, approval, license, exemption by, filing or registration with any Governmental Authority or of any party to any contract, agreement, instrument, commitment, lease, indenture or understanding (written, oral or implied) by which Seller or any of the Assets is bound ("CONTRACTS") or by which Shareholder or any Shareholder's assets is bound ("SHAREHOLDER CONTRACTS") is necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller or Shareholder.

            (c) Litigation. Except as set forth on Schedule 14(c), there are no actions, suits or proceedings affecting Seller or any of the Assets which are pending or threatened against Seller or affecting any of its properties or rights, at law or in equity, or before any Governmental Authority (as hereinafter defined), nor is Seller or any of its respective officers or directors or Shareholder aware of any facts which to them or their knowledge might reasonably be expected to result in any such action, suit or proceeding.

            (d) Compliance with Laws and Contracts. Seller is not in violation of, or in default under: any term or provision of its Articles of Incorporation or By-Laws; or any judgment, order, writ, injunction, decree, statute, law, rule, regulation, directive, mandate, ordinance or guideline ("GOVERNMENTAL REQUIREMENTS") of any Federal, state, local or other governmental or quasi-governmental agency, bureau, board, council, administrator, court, arbitrator, commission, department, instrumentality, body or other authority ("GOVERNMENTAL AUTHORITIES"); or of any Contract. The execution and delivery by Seller and Shareholder of, and the performance and compliance by each of them with this Agreement, and the

Transaction Documents and the transactions contemplated hereby and thereby, does not and will not result in the violation of or conflict with or constitute a default under any such term or provision or result in the creation of any Lien on any of the properties or assets of Seller or Shareholder pursuant to any such term or provision or any term or provision of any Governmental Requirement by which any Shareholder is bound or of any Shareholder Contract.

            (e) Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby, including the sale and transfer of the Assets by Seller as provided for in this Agreement, have been approved and consented to by the Board of Directors of Seller and, if applicable, by the requisite number of holders of its outstanding capital stock, and all action required by any applicable Governmental Requirement by the stockholders of Seller with regard thereto have been appropriately authorized and accomplished.

            (f) Title to Assets. Seller has good and indefeasible title to all of the Assets, free and clear of all Liens.

            (g) Contracts. Set forth on Schedule 14(g) hereto is a list of all material Contracts of Seller including, without limitation, each:

                 (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination of or with, any director, officer, employee, consultant, sales representative, or agent or group of employees, or any non-competition, non-solicitation, confidentiality or similar agreement with any such person or persons;

                 (ii) contract, agreement or arrangement for the acquisition or disposition of any assets, property or rights outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by purchase or sale of assets, purchase or sale of stock, merger or otherwise), that is executory or that was entered into during the three (3) year period ending on the date hereof;

                 (iii) contract, agreement or commitment which contains any provisions requiring the Seller or the Business to indemnify or act for any other person or entity or to guaranty or act as surety for any other person or entity;

                 (iv) contract, agreement or commitment restricting the Seller or the Business from, or in favor of either of the Seller or the Business and restricting any other person or entity from, conducting business anywhere in the world for any period of time or restricting the use or disclosure of any confidential or proprietary information or prohibiting the solicitation of business or of employees, agents or others;

                 (v) partnership, joint venture or management contract or similar arrangement, or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity;

                 (vi)  licensing,   distributor,  dealer,  franchise,  sales  or
manufacturer's representative, agency or other similar contract, arrangement or commitment;

                 (vii) contract, agreement or arrangement granting a leasehold or other interest in real property, including without limitation, subleases, licenses and sublicenses (the "LEASES");

                 (viii) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement applicable to any employee, consultant or agent of the Seller or the Business not covered by clause (i) above;

                 (ix) agreement, consent order, plea bargain, settlement or stipulation or similar arrangement with any Governmental Authority;

                 (x) agreement with respect to the settlement of any litigation or other proceeding with any third person or entity;

                 (xi) agreement relating to the ownership, transfer, voting or exercise of other rights with respect to any equity in the Seller, or any other entity, including without limitation, registration rights agreements, voting trust agreements and shareholder and proxy agreements;

                 (xii) contract, agreement or commitment to provide services or products, or

                 (xiii) agreement not made in the ordinary and normal course of business and consistent with past practice, or involving consideration in excess of $25,000 in each case, that is not set forth in subsections (i) through (xii) above.

         To the best of Seller's and Shareholder's knowledge, no party to any Contract other than Seller is in default under any Contract. Seller has delivered to Buyer true and complete copies of each written Contract (or a description of each oral Contract) requested by Buyer.

            (h) Brokers. Seller has been represented solely by the Broker, and as a result, a brokerage commission is due and payable by Seller to the Broker by delivery of IHS Shares having a value equal to $40,000 (using the Trade Price to value such shares) at the Closing and 2% of any portion of the Claw-back Amount payable to Seller is due, and no other broker or finder is entitled to any additional broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller.

            (i) Employment Contracts; Employees. There are no Contracts of employment between Seller and any officer or other employee of the Business, except as set forth on Schedule 14(g)(i) above. The name, position, current rate of compensation and any vacation or holiday pay, sick pay, personal leave, severance and any other compensation arrangements or fringe benefits, of each current employee, sales representative, consultant and agent of the Seller, contained on the Schedule of Personnel Payrates and Advances attached hereto as
Schedule 14(i) is accurate and complete. No employee, consultant or agent of the Seller has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 14(i). Since the date that is two (2) years prior to the Closing Date, there has been no material adverse change in the relationship between the Seller and its employees, nor any strike or labor disturbance by any of such employees affecting the Business and there is no indication that such a change, strike or labor disturbance is likely. No employees of the Seller are represented by any labor union or similar organization in connection with their employment by or relationship with, Seller, and to the knowledge of the Seller and Shareholder, there are no pending or threatened activities the purpose of which is to achieve such representation of all or some of such employees, and there are no threats of strikes, work stoppages or pending grievances by any such employees. Seller is not party to any collective bargaining or other labor contracts.

            (j) Employee Benefit Plans. Seller has no pension, bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan. Without limiting the generality of the foregoing, Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to any multi-employer plan subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980 (the "MULTI-EMPLOYER ACT").

            (k) Insurance. All inventories, buildings and fixed assets owned or leased by the Seller are and will be adequately insured against fire and other casualty through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Schedule 14(k), is accurate and complete.
Schedule 14(k) also sets forth any claims made under any of the insurance policies referred to above or increases in premiums therefore during the past two years. True and complete copies of all policies of fire, liability and other forms of insurance held or owned by the Seller or otherwise in force and providing coverage for the Business or any of the Assets (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation) have been delivered to Buyer. Such policies are owned by and payable solely to the Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date, and all premiums due on or before the Closing Date in respect thereof have been paid. Seller purchased title insurance as set forth on Schedule 14(k).

            (l) Disclosure. No representation or warranty by Seller or Shareholder in this Agreement or in any Transaction Document, contains any untrue statement of material fact or omits to state any material fact, of which Shareholder or Seller or any of its officers, directors or stockholders has knowledge or notice, required to make the statements herein or therein contained not misleading.

            (m) Officers, Directors and Shareholders of Seller. As of the Closing Date, the Shareholder is the sole shareholder of Seller and the following individuals are all of the officers and directors of Seller:

                  Name                        Office/Position
                  ----                        ---------------
            J. Bard Beesley                  President/Secretary
            -------------------              -------------------------

            -------------------              -------------------------

            -------------------              -------------------------


            (n) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets as of the most recent Financial Statement Date, attached hereto as Schedule 1(a)(ii), is accurate and complete.

            (o) Tax Returns and Financial Statements. Seller has furnished Buyer with its tax returns (the "TAX RETURNS") for the periods ended December 31, 1996 and December 31, 1997, and has furnished Buyer with its financial statements (the "FINANCIAL STATEMENTS") for the periods ended December 31, 1997, April 30, 1998 and September 30, 1998 (the "FINANCIAL STATEMENT DATES"), copies of which are attached hereto as Schedule 14(o). The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly present the financial condition of the Seller at such date and the results of its operations for the periods specified; and (iii) were prepared on a basis consistent with prior accounting periods. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business, consistent with past practice, except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

            (p) Supplemental Tax Information. Seller has furnished Buyer with its most recent (i) tax registration certificates, and (ii) tax returns required of it by the federal government and each state or other locality in which it conducts business, which tax returns in all instances where applicable include, but shall not be limited to franchise taxes, federal, state and local tangible personal property tax returns, and federal, state and local sales tax returns, which registration certificates and tax returns are set forth, collectively, on the Schedule of Supplemental Tax Information, attached hereto as Schedule 14(p).

            (q) Adverse Business Developments. No notice has been received by Seller or Shareholder of any new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six (6) months before the date hereof. Neither Seller nor Shareholder has received, either orally or in writing, any notice specific to it of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged in by Seller, nor has Seller or Shareholder received, or been threatened with, any claim for refund specific to it in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed in the Schedule of Proceedings attached hereto as Schedule 14(q).

            (r) Relationships. Except as disclosed on Schedule 14(r), neither Seller, its officers, directors and employees, nor Shareholder and no member of any of their respective immediate families, and no person or entity which is controlled by, under common control with, or controlling any of them (each, an "AFFILIATE") has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Business. No Affiliate of Seller or Shareholder is guaranteeing any obligations of the Seller.

            (s) Assets Comprising the Business. The Assets are all of the tangible and intangible properties (real, personal and mixed), including, without limitation, all licenses, intellectual property, permits and authorizations, and contracts that are necessary or material to the operation of the Business as now operated. The quantities of inventory and supply items included in the Assets are reasonable in light of the present and anticipated volume of the Business of the Seller in the ordinary course of the business of the Seller, consistent with past practice, as determined by the Seller in good faith and consistent with past practice.

            (t) Questionable Payments. Seller has not, and to the knowledge of the Seller and Shareholder, none of their Affiliates or employees have offered, made or received any illegal or unlawful payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or otherwise in connection with the ownership or operation of the Business, including, without limitation, any of the same that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended.

            (u) Reimbursement Matters. Seller, to the extent necessary to conduct its business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs. Except as disclosed on
Schedule 14(u), (i) Seller and Shareholder have not received any notice of denial or recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations) with respect to products or services provided by it, (ii) to Seller's and Shareholder's knowledge, there is no basis for the assertion after the Closing Date of any such denial or recoupment claim, and (iii) Seller and Shareholder have not received notice from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys with respect to, or arising out of, products or services provided by Seller or otherwise, and to the knowledge of Seller and Shareholder, no such investigation or survey is pending, threatened or imminent.

            (v) Environmental Compliance. Except as disclosed on Schedule 14(v), at all times during Seller's ownership of the Business, the Business has not been, and currently is not, in violation of any environmental Governmental Requirement and no notice has ever been served upon Shareholder or Seller, their agents or representatives or any prior owner of the Business, claiming any violation of any Governmental Requirement concerning the environmental state, condition or quality of any real or personal property related to the Business, or requiring or calling attention to the need for any work, repairs or demolition on or in connection with any of the real property in order to comply with any governmental requirement concerning the environmental or healthful state, condition or quality of the real property.

            (w) Questionnaires. The healthcare law questionnaire heretofore delivered to the Seller by Buyer attached hereto as Exhibit 14(w) (the "QUESTIONNAIRE") has been fully and accurately completed and does not contain any material misstatement of any fact and does not omit any fact that would have to be stated in order not to render any response to such questionnaire materially misleading.

            (x) Corporation Stock. Schedule 14(x) sets forth a complete list and description of the authorized capital stock of the Corporation, the number of shares issued and outstanding of each class or series of such capital stock, and the identity of each Shareholder of the Corporation, in each case indicating the class and number of shares held. No shares of the Corporation Stock are held in the treasury of the Company. The Sellers are the record owners of all of the Corporation Stock and all of such stock is duly authorized, validly issued, and fully paid and non-assessable. On the Closing Date, there will be no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of the Corporation pursuant to any provision of law or the Articles of Incorporation or By-Laws of the Corporation or by agreement or otherwise. On the Closing Date there shall not be outstanding any warrants, options, or other rights to subscribe for or purchase from any of the Corporation any shares of capital stock of the Corporation nor shall there be outstanding any securities convertible into or exchangeable for such shares.

         15. Representations and Warranties of Buyer and IHS. Buyer and IHS represent and warrant to Seller and Shareholder that:

              (a) Due Organization. Each of Buyer and IHS is a duly organized, valid corporation under the laws of its respective state of incorporation.

              (b) Due Authority. Each of Buyer and IHS is duly authorized by law and corporate policy and approval to: (i) enter into this Agreement and each Transaction Document; (ii) make all warranties and representations made by Buyer or IHS herein; and (iii) deliver all consideration provided for under the terms hereof.

              (c) Binding Authority. All signatories and agents designated as agents/officers for Buyer and IHS for signing purposes have the authority to bind Buyer and IHS to the terms of this Agreement.

              (d) Cash Payment Authority. Buyer has the authority to cause the cash payment of the Purchase Price to be delivered in accordance with the terms of this Agreement.

              (e) Brokers. No broker or finder has acted for the Buyer or IHS in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Buyer or IHS.

              (f) IHS Stock. IHS has duly authorized and reserved for issuance the IHS Stock to be issued in connection herewith, and when issued in accordance with the terms of paragraph 14 such IHS Stock will be validly issued, fully paid and nonassessable and free of preemptive rights. IHS has complied, or will comply in a timely manner, and will act in compliance with all applicable Governmental Requirements with respect to the issuance of IHS Stock.

              (g) SEC Documents. Buyer has furnished the Seller and the Shareholder with a correct and complete copy of its report on Form 10-K for its fiscal year ended December 31, 1997 (the"10-K"), its reports on Form 10-Q for its fiscal quarter ended December 31, 1997, (the"10-Q"), and its proxy statement prepared in connection with its annual meeting held on April 30, 1998 (the "PROXY STATEMENT"). As of their respective dates, none of the 10-K, 10-Q, and Proxy Statements and no press release or other schedule or report required by the Companies to be publicly disclosed or filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1998 (all of the foregoing being the "SEC DOCUMENTS") contained any untrue statements, or omitted to make any disclosures, which, in light of the circumstances would render any of such documents materially misleading, and the SEC Documents complied when filed in all material respects with the then applicable requirements of the Exchange Act, and the rules and regulations promulgated by the Commission thereunder.

         16. Survival of Representations and Warranties. The representations and warranties of Seller, Shareholder, IHS, and Buyer contained in or made pursuant to this Agreement shall survive the execution of this Agreement.

         17. Restrictive Covenants.

              (a) Non-Compete. Seller and Shareholder hereby agree that until the fifth (5th) anniversary of the Closing Date (the "RESTRICTED PERIOD"), each of them will not, directly or indirectly, own, manage, operate, join, control or participate, or have a proprietary interest in, the ownership, management, operation or control, of or be connected with, in any manner, any home health care business that provides services or products within fifty (50) miles of any location set forth on the Schedule of Locations attached hereto as Schedule 17(a).

              (b) Confidential Information. Certain confidential and proprietary information is included within the Assets ("TRADE SECRETS"), including, without limitation, with respect to some or all of the following categories of information: (i) financial information, including but not limited to information relating to earnings, assets, debts, prices, pricing structure, reimbursement matters, volume of purchases or sales or other financial data whether related to Seller or generally, or to particular products, services, geographic areas, or time periods; (ii) supply and service information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, may yield advantages to the Buyer, details of which are not generally known;
(ii) marketing information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Seller, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions; (iv) personnel information, including but not limited to information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; (v) customer and patient information, including but not limited to information relating to names, addresses or backgrounds of past, existing or prospective clients, customers, payors, referral sources, and patients, records of agreements and prices, proposals or agreements between any of them and Seller, status of accounts or credit, patients' medical histories or related information as well as customer lists; and (vi) inventions and technological information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how, improvements, inventions, techniques, and information that has been created, discovered or developed, or has otherwise become known to Seller or Shareholder, and/or in which property rights have been assigned or otherwise conveyed to Seller, which information has commercial value in the business in which the Seller is engaged. Seller and Shareholder shall hold all Trade Secrets in confidence and will not discuss, communicate or transmit to others, or make any unauthorized copy of or use any of the Trade Secrets; and will take all reasonable actions that Buyer deems reasonably necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Buyer's interest in the Trade Secrets. The foregoing does not apply to information that by means other than deliberate or inadvertent disclosure by Seller, Shareholder or any of their respective Affiliates, becomes well known to the public; or disclosure compelled by judicial or administrative proceedings after they diligently try to avoid each disclosure and afford Buyer the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

              (c) Non-Solicitation and Non-Pirating. Each of Seller and Shareholder hereby agree that, during the Restricted Period it or he will not, directly or indirectly, for itself or himself or on behalf of any other person, firm, entity or other enterprise: (i) solicit or in any way divert or take away any person or entity that, prior to the Closing Date, was a patient, client, customer, payor, referral source, facility or patient of the Seller; or (ii) hire, entice away or in any other manner persuade any person who was an employee, consultant, representative or agent of the Seller prior to the Closing Date, to alter, modify or terminate their relationship with the Buyer.

              (d) Necessary Restrictions. Each of Seller and Shareholder acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Buyer and IHS and that any violation thereof by any of them would result in irreparable harm to the Buyer and IHS, and that damages in the event of any such breach of this Agreement will be difficult, if not impossible, to ascertain. Accordingly, each of the Seller and Shareholder agree that upon the violation of any of the restrictions contained in this Agreement, IHS and Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise, without the necessity of posting any bond or other security whatsoever. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

              (e) Remedies For Breach. Each of the Seller and Shareholder acknowledge that the covenants contained in this Agreement are independent covenants and that any failure by IHS or the Buyer to perform its obligations under this Agreement or any other agreement shall not be a defense to enforcement of the covenants contained in this Agreement, including but not limited to a temporary or permanent injunction.

         18.  Indemnification; Remedies.

              (a) Indemnification by Seller and Shareholder. Seller and Shareholder shall, jointly and severally, indemnify and hold harmless at all times Buyer and IHS and their respective stockholders, directors, officers, employees, agents and assigns, from and against any Damages (as hereinafter defined) arising out of: (i) any inaccurate representation made by Seller or Shareholder in, pursuant to or under this Agreement or any Transaction Document;
(ii) any breach of any warranty made by Seller or Shareholder in, pursuant to or under this Agreement or any Transaction Document; (iii) any breach or default in the performance by Seller or Shareholder of any of the covenants to be performed by Seller or Shareholder hereunder or in any Transaction Document; and (iv) any Closing Date Liabilities.

              (b) Indemnification by Buyer and IHS. Buyer and IHS shall indemnify and hold harmless at all times Seller or Shareholder from and against any Damages arising out of: (i) any inaccurate representation made by either of them in, pursuant to or under this Agreement; (ii) any breach of any warranty made by either of them in, pursuant to or under this Agreement; and (iii) any breach or default in the performance by either of them of any of the covenants to be performed by either of them hereunder.

              (c) Definition of Damages. The term "DAMAGES" as used herein shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, settlements, penalties, and damages, including, without limitation, counsel fees incurred in investigating or in attempting to avoid or oppose the imposition thereof. The term "Damages" shall include, but shall not be limited to, any Liabilities Deficiency, as defined in paragraph 5 hereof.

              (d) Remedies.

                  (i) Buyer's Remedies. Seller and each Shareholder shall make payment of any Claim made against it, him or her by no later than the last day of the Notice Period as provided in paragraph 6(b) above.

                  (ii) Seller's Remedies. If Seller or Shareholder makes written request to Buyer or IHS for the payment of Damages, then Buyer or IHS shall pay to Seller or Shareholder the amount of Damages requested within ten (10) days from the date that such notice is delivered to Buyer or IHS (also a "NOTICE PERIOD").

                  (iii) Notice of Dispute. Notwithstanding the foregoing provisions of this subparagraph (d), if a party (the "DEMANDING PARTY") serves a request for payment on the other party (the "OBLIGATED PARTY"), the Obligated Party shall have the option to provide written notice to the Demanding Party (the "NOTE OF DISPUTE") within the applicable Notice Period that the Obligated Party disputes, in good faith, the validity or amount of the Damages set out in the request for payment of Damages, and if the affected parties cannot agree on the validity or amount of such Damages within ten (10) days following the Notice Period, the dispute as to the validity or amount of such claim or liability (the "DISPUTE") shall be settled as set forth in subparagraph (e) of this paragraph 18, with the non-prevailing party bearing the prevailing party's costs of arbitration if such Dispute is resolved by arbitration.

                  (iv) Arbitration. If arbitration is required pursuant to this paragraph 18, Buyer, on the one hand, and the affected Seller and Shareholders, on the other hand, each shall select an arbitrator within ten (10) business days after the Notice of Dispute is delivered; those two arbitrators will then select a third arbitrator; and the three arbitrators so chosen will determine the validity of the claim for Damages. If Seller or Buyer delays in appointing an arbitrator when required, and ten (10) days or more has elapsed, the arbitrator appointed by the other party shall arbitrate the dispute. If the Seller and the Shareholder shall be subject to a Dispute with Buyer, they shall, unless Buyer or IHS elects otherwise in its sole and absolute discretion, be required to act as a group with respect to any and all rights and obligations with respect to the resolutions of the Dispute as provided in this paragraph 18.

              (e) Settlement of Disputes.

                  (i) Disputes Not Involving Third Parties. If a Dispute involves claims not involving any third party, Buyer, IHS, Seller and Shareholder shall settle the Dispute by submitting the same to binding arbitration.

                  (ii) Disputes Involving Claims Made by Third Parties. If a Dispute involves claims made by one or more third parties (a "THIRD PARTY CLAIM"), the party asserting its right to indemnification for such Third Party Claim shall give written notice to the other party as soon as practical after such asserting party receives notice of such Third Party Claim; provided, however the failure to timely give such notice shall not affect such party's right to indemnification except to the extent the party to receive the notice is damaged by such delay. Upon such notice to Seller or Shareholder, Buyer and Seller and/or Shareholder shall submit the Dispute to arbitration, and the following procedures shall apply:

                       (A) Solely for purposes of determining the party responsible for defending the Third Party Claim, the arbitrators shall deem such Third Party Claim to be valid (although such consideration shall not be an admission by any party as to any liability to any party). The arbitrators then shall decide which party shall be liable for the Third Party Claim if it is successfully prosecuted by such third party or parties, and the decision of such arbitrators with respect to such liability shall be final and binding as among the parties. (Such party determined to be liable for such claim sometimes shall be referred to herein as the "RESPONSIBLE PARTY".)

                       (B) If the  Responsible  Party refuses to settle (and pay
                  the settlement amount of) the Third Party Claim immediately, then the Responsible Party immediately shall select one of the following two options:

                           Option One: The Responsible Party, at the Responsible
                       Party's sole expense and risk, can assume the defense of the Third Party Claim, provided the Responsible Party first places in escrow, in favor of the other party, adequate collateral (as determined by the arbitrators on consideration of all relevant facts) to protect the other party from all Damages with respect to such Third Party Claim (in which case the other party immediately shall be reimbursed by the Responsible Party for any amount the other party is required to pay with respect to such Third Party Claim; or

                           Option Two: The Responsible Party, at the Responsible
                       Party's expense and risk, can co-defend the Third Party Claim with the other party, with the Responsible Party also responsible for paying all costs incurred by the other Party in connection with such defense, including, without limitation, the legal fees and expenses of the other party's counsel for its reasonable involvement in such defense. If the other party is found to be liable for any portion of such Third Party Claim, the Responsible Party immediately shall reimburse the other party for any amount required to be paid by the other party with respect thereto; provided, however, if the Responsible Party selects this option, the Responsible Party shall attempt diligently to have the other party removed as a party to any legal action involving the Third Party Claim (and, upon such removal, the involvement of the other party's counsel shall cease unless requested by the Responsible Party or the Responsible Party's counsel); and

                       (C) No party may settle any Third Party Claim without the
                  prior consent of the other parties hereto unless the settlement will not have a material adverse effect on the other party hereto. The parties will resolve any Dispute with respect to any such proposed settlement in accordance with this paragraph 18.

                       (D) Any party  responsible  for  defending  a Third Party
                  Claim shall proceed with diligence and in good faith with respect thereto.

                       (E) Nothing contained in this paragraph 18(e) shall prevent any party from assuming control of the defense and/or settling any Third Party Claim against it for which indemnification is not sought under this Agreement.

         19. Use of Corporate and Fictitious Names. Seller and Shareholder, jointly and severally, agree to take all actions necessary to assist Buyer in obtaining the rights to use the corporate name and any fictitious names used in its conduct of any of the Business, including but not limited to the execution of any assignments and consents to use such name. If Buyer attempts to use such name, Seller shall consent to Buyer's use of such name if such consent is required by any state, county or local governmental authority.

         20. Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits, and similar items paid by or owing to the Seller by any person, shall be considered to be part of the Assets being purchased by Buyer and, on consummation of the transactions contemplated by this Agreement, shall be the property of Buyer.

         21. Post-Closing Requirements of Seller.

             (a) Payment Escrow. At Closing, Buyer shall pay over and deliver to or on behalf of Seller (and shall be credited, dollar-for-dollar, as partial payment of the Purchase Price) to the Paying Agent, in escrow (the "PAYMENT ESCROW"), an amount equal to the Listed Liabilities as specified in paragraph 2(b)(i), to be held by the Paying Agent subject to the terms, conditions, and provisions of the Payment Escrow Agreement. The Paying Agent shall be an attorney at law authorized to practice law in the state of Indiana or a trust company or bank having trust powers in such State, which Paying Agent has been selected by Seller and approved by Buyer.

                 (i) Seller shall pay all costs and expenses of the Payment Escrow, including without limitation, any fees or costs of the Paying Agent.

                 (ii) Seller shall be obligated to see that the Paying Agent timely and properly pays all Listed Liabilities, and that the Paying Agent obtains and delivers to Buyer the "Final Release" referred to in the Payment Escrow Agreement, or other reasonable evidence of payment acceptable to Buyer.

                 (iii) The existence of the Payment Escrow shall not affect the obligations of the Seller and the Shareholder to hold Buyer harmless against any Closing Date Liabilities as provided in paragraph (18)(a).

            (b) Final Financial Information. Not later than forty-five (45)days following Closing, Seller, at Seller's sole cost and expense, shall deliver to Buyer (to the attention of Gale Lamson) "FINAL FINANCIAL INFORMATION", which shall include:

                 (i) a balance sheet of Seller as of the Closing Date prepared on a basis consistent with prior accounting periods;

                 (ii) an income statement of Seller for the period commencing on the date succeeding the last day of the most recent Financial Statement Date and ending on the Closing Date which agrees with the balance sheet submitted at Closing;

                 (iii) an inventory of fixed assets of Seller as of the Closing Date which agrees with the balance sheet submitted at Closing; and

                 (iv) a listing of resale inventory of Seller as of the Closing Date which agrees with the balance sheet submitted at Closing.

                 (v) a cash settlement summary of Seller in a form provided by Buyer.

            (c) Liabilities Deficiency. If all such Final Financial Information or if any document, instrument or agreement required to be delivered in accordance with paragraph 11(a), including, without limitation, original motor vehicle certificates of title, properly endorsed, is not delivered to Buyer within forty-five (45) days following Closing, Seller and Shareholder shall be liable to Buyer in an amount equal to $500.00 for each day after such forty-five
(45) day period until all such Final Financial Information and other such documents, instruments and agreements are delivered to Buyer, and such liability shall constitute a Liabilities Deficiency under the provisions of paragraph 6, above.

         22. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement other the affiliates entitled to indemnification pursuant to paragraph 18.

         23. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

         24. Notices. All notices, consents, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party or parties entitled to receive the notice or three (3) business days after sent by certified or registered mail, postage prepaid, or on the business day after sent by nationally recognized overnight courier, in each case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

                  to Seller:               Indiana Respiratory Care, Inc.
                                           5335 North Tacoma Avenue, Suite 20
                                           Indianapolis, IN 46220
                                           Attention: Mr. J. Bard Beesley

                  to Shareholder:          J. Bard Beesley
                                           8225 N. Pennsylvania St.
                                           Indianapolis, IN 46240

                  with a copy to:          Ruppert & Schaefer, P.C.
                                           151 North Delaware Street
                                           Suite 1525
                                           Indianapolis, Indiana 46204
                                           Attention: Michael G. Ruppert

                  to Buyer:                c/o RoTech Medical Corporation
                                           4506 L.B. McLeod Road, Suite F
                                           Orlando, FL 32811
                                           Attention: Stephen P. Griggs

                  with copies to:          Integrated Health Services, Inc.
                                           10065 Red Run Boulevard
                                           Owings Mills, MD 21117
                                           Attn: Marshall Elkins

                                                      and

                                           Blass & Driggs
                                           461 Fifth Avenue
                                           New York, NY 10017
                                           Attn: Andrew S. Bogen

         25. Choice of Law. The laws of the State of Indiana applicable to contracts executed, delivered and to be fully performed in such State govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

         26. Sections and Other Headings. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         27. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one instrument.

         28. Gender. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate.

         29. Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of, and be enforceable by, Seller, Shareholder and Buyer and their respective successors and assigns. Buyer shall be entitled to assign its rights under this Agreement and the Transaction Documents after the Closing. Seller and the Shareholder may not assign this Agreement or any of their rights hereunder without the prior consent of Buyer.

         30. Entire Agreement. This Agreement including all Schedules and Exhibits hereto, and all Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, warranties, or representations between the parties with respect to the subject matter hereof other than as set forth herein or as herein provided.

         31. Performance. In the event of a breach by Seller or Shareholder of any of their respective obligations hereunder, the Buyer shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and each of Seller and Shareholder hereby waives the defense that there may be an adequate remedy at law.

         32. Waiver, Discharge, Etc. This Agreement and the Transaction Documents and the obligations hereunder and thereunder shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement or any Transaction Document shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or such Transaction Document, as the case may be, or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement or any Transaction Document shall be held to be a waiver of any other or subsequent breach.

         33. Cooperation Further Assistance. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed or delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purpose of this Agreement, and to vest in Buyer good title to, possession of and control of all the Assets.

         34. Joint and Several. Seller and the Shareholder shall be jointly and severally liable for all representations, warranties and obligations, including, without limitation, indemnification obligations, and covenants made by any of them pursuant to this Agreement, including, without limitation, any made pursuant to any Transaction Document. For all purposes of this Agreement, any representation or warranty that is qualified to be "to the knowledge of Seller" or by a requirement that Seller shall have received "notice" of any matter, or any similar qualification shall be deemed to include the knowledge of the Shareholder or notices to the Shareholder, as the case may be.

         35. Independent Legal Counsel. Seller and Shareholder represent and warrant that each party has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that the Buyer has recommended to Seller and Shareholder that such party obtain legal counsel.

         36. Drafting. Buyer's counsel has drafted this Agreement and the other Transaction Documents as a matter of convenience for the parties hereto; and the parties hereto have carefully reviewed and negotiated the terms of this Agreement and the Transaction Documents; and accordingly any drafting errors, ambiguities or inconsistencies shall not be interpreted against Buyer.

                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

                                              IHS:

                                              INTEGRATED HEALTH SERVICES,
                                              INC.

                                              By: /s/ MARK KOVINSKY
                                                 -------------------------------
                                              Name: Mark A. Kovinsky
                                              Title: Senior Vice President

                                              BUYER:

                                              INTEGRATED OF WESTCLIFF
                                              PARK, INC.

                                              By: /s/ MARK KOVINSKY
                                                 -------------------------------
                                              Name: Mark A. Kovinsky
                                              Title: Senior Vice President

                                              SELLER:

                                              INDIANA RESPIRATORY CARE, INC.

                                              By: /s/ J. BARD BEESLEY
                                                 -------------------------------
                                              Name: J. Bard Beesley
                                              Title: President

                                              SHAREHOLDER:

                                              /s/ J. BARD BEESLEY
                                              ----------------------------------
                                              J. Bard Beesley

                                              [SHAREHOLDER'S SPOUSE]

STATE OF INDIANA
COUNTY OF MARION

         The foregoing instrument was acknowledged before me by J. Bard Beesley, as President and sole shareholder of Indiana Respiratory Care, Inc., a Indiana corporation, and who is personally known to me; or has produced n.a. as identification.

Nov. 18, 1998                                /s/ Michael G. Ruppert
-------------------------                    ------------------------------
Date                                         Notary Signature

                                             Michael G. Ruppert
                                             ------------------------------
                                             Notary Name Printed
                                             My Commission Expires: 10/29/01
                                             Resident of Marion County

STATE OF
COUNTY OF

         The foregoing instrument was acknowledged before me by______________, as spouse of Shareholder of Seller, an Indiana corporation, on behalf of the corporation, and who is personally known to me; or has produced _______ __________________ as identification.



-------------------------                    ------------------------------
Date                                         Notary Signature


                                             ------------------------------
                                             Notary Name Printed
                                             My Commission Expires:

                             SCHEDULES AND EXHIBITS


Schedule 1(a)(i)           -        Accounts Receivable
Schedule 1(a)(ii)          -        Inventory; Fixed Assets
Schedule 1(a)(iii)         -        Automobiles
Schedule 1(a)(iv)          -        Certain Medical Equipment
Schedule 1(a)(v)(B)        -        Other Assets
Schedule 1(a)(v)(C)        -        Telephone Numbers
Schedule 2(a)              -        Allocation of Purchase Price
Schedule 2(b)(iv)          -        Wire Instructions
Schedule 5(a)              -        Closing Date Liabilities
Schedule 5(b)              -        Unassumed Contracts
Schedule 11(c)             -        Seller's Opinion
Schedule 14(c)             -        Litigation
Schedule 14(g)             -        Contracts
Schedule 14(i)             -        Personnel Payrates; Employee Benefits
Schedule 14(k)             -        Insurance
Schedule 14(o)             -        Tax Returns and Financial Statements
Schedule 14(p)             -        Supplemental Tax Information
Schedule 14(q)             -        Adverse Business Developments
Schedule 14(r)             -        Relationships
Schedule 14(u)             -        Reimbursement Matters
Schedule 14(v)             -        Environmental Compliance
Schedule 17(a)             -        Locations

Exhibit 2(b)(i)            -        Escrow Agreement
Exhibit 2(b)(ii)           -        Payment Escrow Agreement
Exhibit 14(w)              -        Healthcare Questionnaire

                                SCHEDULE 1(A)(IV)

Equipment to Be Assumed and paid for by Buyer

 QUANTITY    ITEM NUMBER                    DESCRIPTION


10           265-25000-00     Assembly, 31LL Protege
                              (DF)(SB0115, SB0125,
                              SB0142, SB0146, SB0150,
                              SB0158, SB0167, SB0169,
                              SB0177, SB0178)

5            265-25020-00     Assembly, NPB Portable
                              (PB0285, PB0330,
                              PB0385, PB0422,
                              PB0437)

5            265025021-00     Assembly, Care Portable
                              (PB0170, PBO171,
                              PBO178

10           265025015-00     Assembly, Roller Base

10           265025006-00     Assembly FCV 0-6
                              L.P.M.

10           505              Alliance Concentrator with
                              OPI (50543109-
                              50543118)

10           0781-3007        O.C.P.R. Assembly
                              (CGA87)

10           1421-0064        Cantera Style Carrying Case

40           0916-0165        (HAX) CYLAL "M6"
                              OXY PO

10           970S             SMARTMONITOR -
                              Enhanced Memory
                              (B80320, B80328,
                              B80422, B80488, B80735,
                              B80822, B80836, B91001,
                              B81012, B81069)

10           505              Alliance Concentrator with OPI, DOM/INT
                              (50543654, 50543655,
                              50543682-50543689)

 Equipment Lease dated as of September 10, 1998 between Respironics and Indiana Respiratory Care, Inc. regarding the following equipment to be assumed and paid for by Buyer:


12     B-778966-00     31LL Side Fill

12     B-778966-00     31LL Side Fill

15     B-775099-00     C100

15     B-776090-00     Rollerbases

3      B0775910-00     C21




 Equipment Lease, undated between Respironics and Indiana Respiratory Care, regarding the following equipment to be assumed and paid for by Buyer:


10     701296-00     C41 Dual Fills

10     778965-00     31LL

2      701295-00     C31 Dual Fills

22     776090-00     Rollerbases



 Equipment to be assumed and paid for by Buyer, with reimbursement by Seller in the amount of $5,105.64.

 QUANTITY     ITEM NUMBER            DESCRIPTION


12           7300            Tranquility Quest
                             (73080576, 73080582,
                             73080584, 73080616,
                             73080642, 73080720,
                             73080725, 7308060,
                             73080866, 73080888,
                             730889, 73080899)

12           7025-20         Mask, Med-Nar

24           100-0078-10     Air Inlet Filler

12           7800            CPAP Passover Humidifier

4            622093          Virtuoso LX Deluxe
                             N.A.M. (608223, 608250,
                             6-8260, 608300)

4            302328          Simple Strap

4            532116          Aria/Virtuosso/Solo Carry
                             Case

2            622093          Virtuoso LX Deluxe
                             N.A.M. (608013, 608016)

2            532116          Aria/Virtuoso/Solo Carry
                             Case

2            302328          Simple Strap

5            622093          Virtuoso LX Deluxe
                             N.A.M. (608571, 608578,
                             608618, 608620, 608630)

1            622093          Virtuoso LX Deluxe
                             N.A.M. (608303)

6            532116          Aria/Virtuoso/Solo Carry
                             Case

3            1700            Tranquillity Bi-Level
                             System (17011268,
                             17011271, 17011275)

                                     EXHIBIT

                                OPERATING PROFIT

         1.       General Standards.

                  (a) Performance. Except as otherwise expressly agreed in writing, the parties intend that the financial and economic performance to be determined and measured pursuant to this Exhibit "A" shall be determined solely with respect to so much of the business operations of Corporation as consists of the business enterprise previously conducted by the Acquired Entity (the "ACQUIRED ENTERPRISE") before being acquired by Corporation. Accordingly, all references herein to revenues, expenses, costs, profits, losses, and any other transaction or activity, whether by reference to "Corporation", or in any other manner, shall mean and refer only to so much thereof as pertains directly to the Acquired Enterprise, unless such reference specifically provides otherwise. The parties expressly intend all such calculations to provide a determination of the profitability of the Acquired Enterprise, determined as if such Acquired Enterprise at all times operated as an autonomous entity.

                  (b) Determination of Operating Profit. The Operating Profit to be determined hereunder shall be calculated on a pre-tax basis in accordance with generally accepted accounting principles, consistently applied ("GAAP"), as further defined, limited, or explained as set forth herein.

         2.       Income and Cost.

                  (a) Income and Revenue. Income shall be accounted for on the accrual method consistent with the prior accounting methods of the Acquired Enterprise, and shall consist of all direct revenues, defined as all "Rental Revenue" and "Sales Revenue", plus or minus the net change in unbilled revenue, plus or minus gain or loss from equipment sales, plus or minus sales credits and allowances, plus investment income.

                  (b) Costs and Expenses. Costs shall include the following:

                      (1) DIRECT EXPENSES incurred on behalf of Corporation as kept on the accrual method, including salary paid to the Employee and related payroll taxes.

                      (2) BAD DEBT expenses shall be the actual bad debts written off, plus or minus the change in allowance for bad debts. For the purpose of this calculation, the allowance for bad debts is considered equal to the amount of all accounts receivable in excess of 120 days old.

                      (3) REASONABLE TRAVEL EXPENSES of employees or representatives of ROTECH MEDICAL CORPORATION ("ROTECH") to and from its corporate offices on behalf of Corporation's matters, to be allocated on a reasonable basis.

                      (4) INTEREST on all or any net intercorporate borrowing from Integrated Health Services, Inc. ("IHS") at the cost of such funds to IHS.

                      (5) GROUP OR CONSOLIDATED PURCHASES for items benefitting the Acquired Enterprise purchased by IHS, RoTech or by Corporation, to be allocated at actual cost in accordance with usage. Costs to be allocated include costs, if any, of transportation, storage, etc.

                      (6)   DEPRECIATION   EXPENSES  will  be  calculated  on  a
consistent basis as previously and historically calculated by the Acquired Enterprise.

                      (7) CORPORATION'S OVERHEAD. The general, administrative, and overhead costs of Corporation, to the extent allocable to the Acquired Enterprise on a reasonable basis.

                  (c) Excluded Items. Costs and expenses for purposes of calculating operating profits shall not include the following:

                      (1) BRANCH OFFICES. All start-up costs, operating profits, and operating losses incurred by Corporation in the initial six (6) months on the start-up, opening, or operation of a branch office or location opened after the date hereof shall be excluded from calculations of Operating Profits for purposes of this Agreement.

                      (2) IHS/ROTECH OVERHEAD. Unless otherwise mutually agreed by Corporation and Employee, IHS and RoTech corporate overhead or costs will not be allocated to Corporation or considered in Operating Profits.

                      (3) COSTS OF ACQUIRING THE ACQUIRED ENTERPRISE. The calculation of Operating Profits will not include cost or amortization of costs incurred in the acquisition of the Acquired Enterprise, and any liabilities assumed by RoTech and subsequently paid off, which will be included in the intercorporate borrowings in paragraph 2(b)(4), above.

                  (d) Acquisition of Enterprises. Nothing contained herein shall be deemed to affect, limit or restrict the right of RoTech or IHS to make any acquisitions.

         3. Consultation and Advice. So long as employed by Corporation, Employee shall consult with and advise Corporation and RoTech regarding the Acquired Enterprise, including reviewing, advising on, and general control of operations, expansion matters, and including marketing and cost control.



                                      -29-